Exhibit 16.4






September 9, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

This letter shall serve as a clarification of our letter dated August 25, 2003 filed as exhibit 16.1 to the Form 8-K dated August 20, 2003, of Catalina Marketing Corporation. We hereby clarify that item (iii) in paragraph five of
Item 4 relating to "the Company's accounting treatment with respect to certain exclusivity rights granted to customers for the contractual periods of its arrangements" was both a disagreement and a reportable event under Item 304(a)(1)(v) of Rule S-K.


                              /s/ Ernst & Young LLP